Exhibit 3.4.1

FIRST AMENDMENT TO CERTIFICATE OF AMENDMENT OF CERTIFICATE OF
INCORPORATION AND CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE
PREFERRED STOCK OF US NUCLEAR CORP

(Pursuant to Section 151 of the Delaware General Corporation Law)

The undersigned, Robert I. Goldstein, as the President of US Nuclear Corp, a Delaware corporation (“Corporation”), hereby certifies that pursuant to the authority contained in Article IV of the Corporation’s Certificate of Incorporation dated February 14, 2012, as amended, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, and the Bylaws of the Corporation the Board of Directors of the Corporation has adopted the following resolution authorizing, and ratifying all previously authorized, (a) 5,000,000 shares of preferred stock in the Corporation, par value $0.0001/share, and (b) 500,000,000 shares of common stock in the Corporation, par value, and (c) authorizing a series of preferred stock designated as “Series A Convertible Preferred Stock.”

RESOLVED, that this Certificate supersedes, amends and restates the Certificate filed with the State of Delaware, Secretary of State, Division of Corporations delivered and filed November 27, 2024 (SR 2024338489 and File Number 5109513).

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, Article 4 to the Certificate of Incorporation for the Corporation shall be and read as follows: “The total amount of common stock authorized shall be 500,000,000 shares, par value $0.0001/share, and the total amount of preferred stock authorized shall be 5,000,000 shares, par value $0.000 I/share.”

RESOLVED, a series of preferred stock of the Corporation be, and is hereby, created, and the designation and amount thereof and the voting powers, preferences, and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designation and Number of Shares. The series of preferred stock created hereby shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting such Series A Preferred Stock shall be 10,000 shares, par value of $.0001, out of the 5,000,000 shares, par value of $.0001, of preferred stock authorized by the Corporation in its Certificate of Incorporation.

2. Stated Value and Maturity. Subject to Section 8, below, each share of Series A Preferred Stock shall have a stated value of $1,000 (the “Stated Value”), and a maturity date of January 31, 2028 (“Maturity Date). If not otherwise converted as set forth herein, on the Maturity Date, the Board of Directors shall convert each outstanding share of the Series A Preferred Stock, irrespective of the holder thereof, and without notice or further action by any holder (other than notice by the transfer agent for the corporation), into 10,000 shares of common stock in the Corporation.

3. Conversion Rights. Each holder of Series A Preferred Stock shall have the right to convert 1 share of Series A Preferred Stock into 10,000 shares of common stock in the Corporation, at the election of the holder by the holder delivering written notice of such conversion to the Board of Directors for the Corporation, pursuant to any procedure established by the Board of Directors.

4. Dividends. Holders of Series A Preferred Stock shall be entitled to receive an annual dividend, payable quarterly (i.e., every three months in a calendar year), within ninety (90) days of the last day of the applicable quarter, and prorated, where and if necessary, of (a) 6% of the holder’s Stated Value, per share of Series A Preferred Stock titled to such holder, in cash, and (b) 1,200 shares of common stock in the Corporation for each share of Series A Preferred Stock titled to such holder. The common stock issued under subsection (b) shall be issued in book entry form unless such holder requests from the Secretary for the Corporation that such shares be issued on paper certificate, in which case, the holder agrees that such issuance will initially be made in book entry, and then converted to a paper certificate upon the earlier of (x) no later than six (6) months from the date of such request, (y) conversion of the Series A Preferred Stock to common stock herein, or (z) at the discretion of the Board of Directors. The issuance of such shares under subsection 4(b) herein shall be made in reliance on any available exemption from registration under federal or state law, including but not limited to, Section 4(a)(2) of the Securities Act of 1933, as amended (“Act”), and/or Rule 506(b) of Regulation D promulgated under the Act. Any unpaid dividend under subsection (a), above, shall accrue interest at six percent (6%), per annum, non-compounding until the earlier of payment by the Corporation, or conversion, as set forth herein.

5. Voting Rights. Holders of Series A Preferred Stock shall be entitled to vote on any and all matters submitted to the vote of the common shareholders of the Corporation with each share of Series A Preferred Stock equaling I0,000 shares of shares of common stock on a fully converted basis.

6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Stated Value per share, plus accrued and unpaid dividends (where and if applicable), before any distribution is made to the holders of common stock or any other series of stock.

7. Adjustment for Stock Splits and Combinations. In the event the Corporation shall at any time or from time to time after the date of issuance of the Series A Preferred Stock effect a stock split or stock dividend, the Conversion Ratio shall be proportionally adjusted.

8. Call Provisions. At any time after January 31, 2026, the Board of Directors, exercising its sole discretion, has the right but not the obligation to call and redeem any outstanding shares of the Series A Preferred Stock, irrespective of the holder thereof, for either (a) the amount of the Stated Value per share of Series A Preferred Stock titled to such holder, or (b) conversion of each share of Series A Preferred Stock titled to such holder thereof into 10,000 shares of common stock in the Corporation (the “Call”). The Call can be exercised by the Board of Directors by delivering thirty (30) days’ advanced written notice to such holder subject to the Call. Upon delivery of the Call, the Corporation shall close on the Call and redemption within sixty (60) calendar days of expiration of the thirty-day Call notice period set forth above. If the Corporation fails to timely exercise and close the Call, the Call shall be deemed withdrawn and void ab initio.

9. No Other Rights. The shares of the Series A Preferred Stock shall have no other preferences, privileges, or voting rights except as set forth above or as required by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 12th day of December, 2024.

/s/ Robert . Goldste
Robert . Goldste
Chief Executive Officer President
US Nuclear Corp
As authorized by Board consent

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